Exhibit 99.1

Carrollton Bancorp Receives Preliminary Approval for $9.2 Million under the Treasury’s Capital Purchase Program

BALTIMORE--(BUSINESS WIRE)--January 8, 2009--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, was notified by the U.S. Department of the Treasury that it has received preliminary approval to participate in the Capital Purchase Program as part of the Emergency Economic Stabilization Act of 2008.

The Treasury has approved the purchase of up to $9.2 million in senior preferred stock of Carrollton Bancorp with a 5% annual dividend for five years, and 9% thereafter. In addition, the Treasury will receive warrants to purchase up to $1.4 million of the Bancorp common stock.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “in addition to increasing our capital position, the funds will support our lending activities and provide options to evaluate opportunities that may arise in the future”.

As of September 30, 2008, Bancorp’s capital position was “well capitalized” by all regulatory standards. With the full amount of the Treasury’s investment, Bancorp’s Tier 1 capital ratio would increase to approximately 13.09% and total risk-based capital ratio would increase to approximately 14.37%.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

CONTACT:
Carrollton Bancorp
James M. Uveges, Chief Financial Officer, 410-536-7308